Exhibit 10.8

AMENDMENT
TO
THE HOME DEPOT FUTUREBUILDER RESTORATION PLAN
(As Amended and Restated Effective January 1, 2008)
THIS AMENDMENT to The Home Depot FutureBuilder Restoration Plan (the “Plan”) is made as of the 23rd day of December 2013.

W I T N E S S E T H:

WHEREAS, The Home Depot, Inc. (the “Company”) maintains the Plan for the purpose of providing additional retirement income to certain key employees of the Company and its subsidiaries in order to reduce the impact of certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”), that limit the maximum benefits that may accrue under the Company’s FutureBuilder 401(k) Plan (the “FutureBuilder Plan”); and

WHEREAS, Section 8.1 of the Plan provides that the Company through action of the FutureBuilder Administrative Committee shall have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, the Administrative Committee may not amend the Plan to increase the level of benefits without approval of the Company’s Board of Directors; and

WHEREAS, on June 26, 2013, the United States Supreme Court ruled, in United States v. Windsor, 133 S.Ct. 2675 (2013) (“Windsor”) that Section 3 of the Defense of Marriage Act, which provides that for federal purposes marriage is between one man and one woman, is unconstitutional;

WHEREAS, the Internal Revenue Service and Department of Labor responded to the Supreme Court's Windsor decision with Revenue Ruling 2013-17 and Technical Release 2013-04, respectively, in which the agencies ruled that all same-sex marriages will be recognized for federal tax purposes if they are entered into under the laws of a state or foreign jurisdiction having the legal authority to sanction marriages, even if the couple resides in a state that does not recognize the validity of same-sex marriages;

WHEREAS, the FutureBuilder Plan (i) has been in operational compliance, and (ii) is being amended to be in documentary compliance with Windsor and Revenue Ruling 2013-17, in each case as of September 16, 2013; and

WHEREAS, the Administrative Committee desires to amend the definition of “Surviving Spouse” under the Plan to conform with the FutureBuilder Plan.

NOW, THEREFORE, BE IT:

RESOLVED, that, effective as of September 16, 2013, the definition of “Surviving Spouse,” set forth in Section 1.28 of the Plan, is hereby amended in its entirety, to read as follows:

“Surviving Spouse means, with respect to a Participant, the person of the same or opposite sex who is validly married to the Participant under the laws of the state or foreign jurisdiction where the marriage was performed. The determination of a Participant’s Surviving Spouse shall be made as of the date of such Participant’s death.”

FURTHER RESOLVED: That each member of the Administrative Committee, and/or the Director, Benefits is hereby authorized and directed to take or cause to be taken all such further action as such individuals deem necessary or appropriate to carry out fully the intent of the foregoing resolution, and any and all actions taken and any and all documents, certificates or instruments executed and delivered on behalf of the Plan by the appropriate members of the Administrative Committee, or the Director, Benefits, to carry into effect the purposes and intent of the foregoing resolution are hereby ratified, confirmed, adopted and approved in all respects.

IN WITNESS WHEREOF, the members of the Administrative Committee have executed this Amendment on the date set forth below.

/s/ Dwaine Kimmet	/s/ Lex McGraw
Dwaine Kimmet	Lex McGraw
Date signed: 12/23/13	Date signed: 12/23/13

/s/ Scott Smith
Scott Smith
Date signed: 12/20/13